                                                                    Exhibit 10.1


                            A.A.P.L. FORM 610-1982


                        MODEL FORM OPERATING AGREEMENT





                              OPERATING AGREEMENT



                                     DATED



                                 April 6, 2001





          OPERATOR  Moose Operating Co., Inc.




          CONTRACT AREA     Kalmus #1 Well, Carl Klimitchek #1 Well,
          Sartwelle Area, Viking Ventures Area


          COUNTY OR PARISH OF            Lavaca       STATE OF Texas




                  ----------------------------------
                   COPYRIGHT 1982 - ALL RIGHTS
                   RESERVED AMERICAN ASSOCIATION
                   OF PETROLEUM LANDMEN, 4100
                   FOSSIL CREEK BLVD., FORT WORTH,
                   TEXAS, 76137-2791, APPROVED FORM
                   A.A.P.L. NO. 610 - 1982 REVISED
                  ----------------------------------

                              OPERATING AGREEMENT

     THIS AGREEMENT, entered into by and between Moose Operating Co., Inc., hereinafter designated and referred to as "Operator", and the signatory party or parties other than Operator, sometimes hereinafter referred to individually herein as "Non-Operator", and collectively as "Non-Operators".

                             W I T N E S S E T H:

     WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas leases in the land identified in Exhibit "A", and the parties hereto have reached an agreement to explore and develop these leases and/or oil and gas interests for the production of oil and gas to the extent and as hereinafter provided,

     NOW, THEREFORE, it is agreed as follows:

                                  ARTICLE I.

                                  DEFINITIONS

     As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

     A. The term "oil and gas" shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

     B. The terms "oil and gas lease", "lease" and "leasehold" shall mean the oil and gas leases covering tracts of land lying within the Contract Area which are owned by the Parties to this agreement.

     C.   [Intentionally Deleted]

     D. The term "Contract Area" shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for oil and gas purposes under this agreement. Such lands, oil and gas leasehold interests and oil and gas interests are described in Exhibit "A".

     E. The term "drilling unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a drilling unit is not fixed by any such rule or order, a drilling unit shall be the drilling unit as established by the pattern of drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.

     F. The term "drillsite" shall mean the oil and gas lease or interest on which a proposed well is to be located.

     G. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

     H. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.

     Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

                                  ARTICLE II.
                                   EXHIBITS

     The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

     A.   Exhibit "A" shall include the following information:

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          (1)     Identification of lands subject to this agreement,
          (2)     Restrictions, if any, as to depths, formation, or substances,
          (3) Percentages or fractional interests of parties to this agreement,
          (4) Oil and gas leases and/or oil and gas interests subject to this agreement,
          (5)     Addresses of parties for notice purposes.

     B.   Exhibit "B", Form of Lease.  There is no Exhibit "B"

     C.   Exhibit "C", Accounting Procedure.

     D.   Exhibit "D", Insurance.

     E.   Exhibit "E", Gas Balancing Agreement.

     F. Exhibit "F", Non-Discrimination and Certification of Non-Segregated Facilities. There is no Exhibit "F"

     G.   Exhibit "G", Tax Partnership.  There is no Exhibit "G"

                                 ARTICLE III.
                             INTERESTS OF PARTIES

A. [Intentionally Deleted]

B. Interests of Parties in Costs and Production:

     Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "A". In the same manner, the parties shall also own all production of oil and gas from the Contract Area subject to the payment of royalties to the extent of land owners and overriding
                                                     --------------------------
royalties reserved by the Operator which shall be borne as hereinafter set
----------------------------------
forth.

     Regardless of which party has contributed the lease(s) and/or oil and gas interest(s) hereto on which royalty is due and payable, each party entitled to receive a share of production of oil and gas from the Contract Area shall bear and shall pay or deliver, or cause to be paid or delivered, to the extent of its interest in such production, the royalty amount stipulated hereinabove and shall hold the other parties free from any liability therefor. No party shall ever be responsible, however, on a price basis higher than the price received by such party, to any other party's lessor or royalty owner, and if any such other party's lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected lease shall bear the additional royalty burden attributable to such higher price.

     Nothing contained in this Article III.B. shall be deemed an assignment or crossassignment of interests covered hereby.

C.   Excess Royalties, Overriding Royalties and Other Payments:

     Unless changed by other provisions, if the interest of any party in any lease covered hereby is subject to any royalty, overriding royalty, production payment or other burden on production in excess of the amount stipulated in
Article III.B., such party so burdened shall assume and alone bear all such excess obligations and shall indemnify and hold the other parties hereto harmless from any and all claims and demands for payment asserted by owners of such excess burden.

D.   Subsequently Created Interests:

     If any party should hereafter create an overriding royalty, production payment or other burden payable out of production attributable to its working interest hereunder, or if such a burden existed prior to this agreement and is not set forth in Exhibit "A", or was not disclosed in writing to all other parties prior to the execution of this

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

agreement by all parties, or is not a jointly acknowledged and accepted obligation of all parties (any such interest being hereinafter referred to as "subsequently created interest" irrespective of the timing of its creation and the party out of whose working interest the subsequently created interest is derived being hereinafter referred to as "burdened party"), and:

     1. If the burdened party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest; and,

     2. If the burdened party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the subsequently created interest in the same manner as they arc enforceable against the working interest of the burdened party.

                                  ARTICLE IV.
                                    TITLES

A.   Title Examination:

     Title examination shall be made on the drillsite of any proposed well prior to commencement of drilling operations or, if the Drilling Parties so request, title examination shall be made on the leases and/or oil and gas interests included, or planned to be included, in the drilling unit around such well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable leases. At the time a well is proposed, each party contributing leases and/or oil and gas interests to the drillsite, or to be included in such drilling unit, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each party hereto. The cost incurred by Operator in this title program shall be borne as follows:

     Option No. 1:  [Intentionally Deleted]
     ------------

     Option No. 2:  Costs incurred by Operator in procuring abstracts and fees
     ------------
paid outside attorneys for title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A". Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

     Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with leases or oil and gas interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders. This shall not prevent any party from appearing on its own behalf at any such hearing.

     No well shall be drilled on the Contract Area until after (1) the title to the drillsite or drilling unit has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the parties who are to participate in the drilling of the well.

B.   Loss of Title:

     1.   [Intentionally Deleted]

     2.   [Intentionally Deleted]

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     3.   Other Losses:  All losses incurred shall be joint losses and shall be
          -------------
borne by all parties in proportion to their interests. There shall be no readjustment of interests in the remaining portion of the Contract Area.

                                  ARTICLE V.
                                   OPERATOR

A.   Designation and Responsibilities of Operator:

     Moose Operating Co., Inc, shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. It shall conduct all such operations in a good and workmanlike manner, but it shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.

B.   Resignation or Removal of Operator and Selection of Successor:

     1.   Resignation or Removal of Operator: Operator may resign at any time
          ----------------------------------
by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed if it fails or refuses to carry out its duties hereunder, or becomes insolvent, bankrupt or is placed in receivership, by the affirmative vote of two (2) or more Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator. Such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

     2.   Selection of Successor Operator: Upon the resignation or removal of
          -------------------------------
Operator, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A"; provided, however, if an Operator which has been removed fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of two
(2) or more parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed.

C.   Employees:

     The number of employees used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.

D.   Drilling Contracts:

     All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.

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

                                  ARTICLE VI.
                           DRILLING AND DEVELOPMENT

A.   Initial Well:

On or before the 31st day of March, 2001, Operator shall commence the drilling of a well for oil and gas at the following location:

     Henry P. Mills Survey, A-330
     Lavaca County, Texas

and shall thereafter continue the drilling of the well with due diligence to

     2,400 feet or the base of the Miocene formation, which ever is the lesser.

unless granite or other practically impenetrable substance or condition in the hole, which renders further drilling impractical, is encountered at a lesser depth, or unless all parties agree to complete or abandon the well at a lesser depth.

     Operator shall make reasonable tests of all formations encountered during drilling which give indication of containing oil and gas in quantities sufficient to test, unless this agreement shall be limited in its application to a specific formation or formations, in which event Operator shall be required to test only the formation or formations to which this agreement may apply.

     If, in Operator's judgment, the well will not produce oil or gas in paying quantities, and it wishes to plug and abandon the well as a dry hole, the provisions of Article VI.E.1 shall thereafter apply.

B.   Subsequent Operations:

     1.   Proposed Operations: Should any party hereto desire to drill any well
          -------------------
on the Contract Area other than the well provided for in Article VI.A., or to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well jointly owned by all the parties and not then producing or capable of producing in paying quantities, the party desiring to drill, rework, deepen or plug back such a well shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formation and the estimated cost of the operation. The parties receiving such a notice shall have fifteen (15) days after receipt of the notice within which to notify the party wishing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone and the response period shall be limited to twenty-four (24) hours, exclusive of Saturday, Sunday, and legal holidays. Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any notice or response given by telephone shall be promptly confirmed in writing.

     If all parties elect to participate in such a proposed operation, Operator shall, within ninety (90) days after expiration of the notice period of fifteen
(15) days (or as promptly as possible after the expiration of the twenty-four
(24) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and complete it with due diligence at the risk and expense of all parties hereto; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to fifteen (15) addition days if, in the sole opinion of Operator , such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. Notwithstanding the force majeure provisions of Article XI, if the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance with the provisions hereof as if no prior proposal had been made.

     2.   Operations by Less than all Parties: If any party receiving such
          -----------------------------------
notice as provided in Article VI.B.1. or VII.D.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, within ninety (90) days after the expiration of the notice period of fifteen (15) days (or as possible after the expiration of the twenty-four (24) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (a) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (b) designate one (1) of the Consenting Parties as Operator to perform such work. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

     If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of such notice, shall advise the proposing party of its desire to (a) limit participation to such party's interest as shown on Exhibit "A" or (b) carry its proportionate part of Non-Consenting Parties' interests, and failure to advise the proposing party shall be deemed an election under (a). In the event a drilling rig is on location, the time permitted for such a response shall not exceed a total of twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is insufficient participation and shall promptly notify all parties of such decision.

     The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked, deepened or plugged back under the provisions of this Article results in a producer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, reworking, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold, (after deducting production taxes, excise taxes, royalty, overriding royalty and other interests not excepted by Article III.D. payable out of or measured by the production from such well accruing with respect to such interest until it reverts) shall equal the total of the following:

     (a) 500% of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, but not limited to, stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations, and

     (b) 500 % of that portion of the costs and expenses of drilling, reworking, deepening, plugging back, testing and completing, after deducting any cash contributions received under Article VIII.C., and 500 % of that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

     An election not to participate in the drilling or the deepening of a well shall be deemed an election not to participate in any reworking or plugging back operation proposed in such a well, or portion thereof, to which the initial Non-Consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment account. Any such reworking or plugging back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties one hundred percent (100%) of that portion of the costs of the reworking or plugging back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a reworking or plugging back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

     During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by
Article III.D.

     In the case of any reworking, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

     Within sixty (60) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, plugging back, testing, completing, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of oil and gas produced during any month, Consenting Parties shall use industry accepted methods such as, but not limited to, metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

     If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, reworking, deepening or plugging back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and the Accounting Procedure attached hereto.

     Notwithstanding the provisions of this Article VI.B.2., it is agreed that without the mutual consent of all parties, no wells shall be completed in or produced from a source of supply from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then existing well spacing pattern for such source of supply.

     The provisions of this Article shall have no application whatsoever to the drilling of the initial well described in Article VI.A. except (a) as to Article VII.D.1. (Option No. 2), if selected, or (b) as to the reworking, deepening and plugging back of such initial well after if has been drilled to the depth specified in Article VI.A. if it shall thereafter prove to be a dry hole or, if initially completed for production, ceases to produce in paying quantities.

     3.   Stand-By Time: When a well which has been drilled or deepened has
          -------------
reached its authorized depth and all tests have been completed, and the results thereof furnished to the parties, standby costs incurred pending response to a party's notice proposing a reworking, deepening, plugging back or completing operation in such a well shall be charged and borne as part of the drilling or deepening operation just completed. Standby costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of
Article VI.B.2., shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such standby costs shall be allocated between the

Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Parties.

     4.   Sidetracking: Except as hereinafter provided, those provisions of this
          ------------
agreement applicable to a "deepening" operation shall also be applicable to any proposal to directionally control and intentionally deviate a well from vertical so as to change the bottom hole location (herein call "sidetracking"), unless done to straighten the hole or to drill around junk in the hole or because of other mechanical difficulties. Any party having the right to participate in a proposed sidetracking operation that does not own an interest in the affected well bore at the time of the notice shall, upon electing to participate, tender to the well bore owners its proportionate share (equal to its interest in the sidetracking operation) of the value of that portion of the existing well bore to be utilized as follows:

     (a) If the proposal is for sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the sidetracking operation is initiated.

     (b) If the proposal is for sidetracking a well which has previously produced, reimbursement shall be on the basis of the well's salvable materials and equipment down to the depth at which the sidetracking operation is initiated, determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning.

     In the event that notice for a sidetracking operation is given while the drilling rig to be utilized is on location, the response period shall be limited to twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays; provided, however, any party may request and receive up to eight (8) additional days after expiration of the twenty-four (24) hours within which to respond by paying for all standby time incurred during such extended response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties. In all other instances the response period to a proposal for sidetracking shall be limited to thirty (30) days.

C.   Taking Production In Kind:

     Each party shall have the right to take in kind or separately dispose of its proportionate share of all oil and gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating oil and gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

     Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

     In the event any party shall fail to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such oil or sell it to others at any time and from time to time, for the account of the non-taking party at the best price obtainable in the area for such production. Any such purchase or sale by Operator shall be subject always to the right of the owner of the production to exercise at any time its right to take in kind, or separately dispose of, its share of all oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

     In the event one or more parties' separate disposition of its share of the gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total gas sales to be allocated to it, the balancing or accounting between the respective accounts of the parties shall be in accordance with any gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E", or is a separate agreement.

D.   Access to Contract Area and Information:

     Each party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator's books and records relating thereto. Operator, upon request, shall furnish each of the other parties with copies of all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and shall make available samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator, other than that specified above, shall be charged to the Non-Operator that requests the Information.

E.   Abandonment of Wells:

     1.   Abandonment of Dry Holes: Except for any well drilled or deepened
          ------------------------
pursuant to Article VI.B.2., any well which has been drilled or deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well. Any party who objects to plugging and abandoning such well shall have the right to take over the well and conduct further operations in search of oil and/or gas subject to the provisions of Article VI.B.

     2.   Abandonment of Wells that have Produced: Except for any well in
          ---------------------------------------
which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. If, within thirty (30) days after receipt of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production. The assignments or leases so limited shall encompass the "drilling unit" upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portion of the Contract Area.

     Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the interval or intervals then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing interval(s) assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

     3.   Abandonment of Non-Consent Operations: The provisions of Article
          -------------------------------------
VI.E.1. or VI.E.2 above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.

                                 ARTICLE VII.
                     EXPENDITURES AND LIABILITY OF PARTIES

A.   Liability of Parties:

     The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership or association, or to render the parties liable as partners.

B.   Liens and Payment Defaults:

     Each Non-Operator grants to Operator a lien upon its oil and gas rights in the Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon at the rate provided in Exhibit "C". To the extent that Operator has a security interest under the Uniform Commercial Code of the state, Operator shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by Operator for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any Non-Operator in the payment of its share of expense, Operator shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such Non-Operator's share of oil and/or gas until the amount owed by such Non-Operator, plus interest, has been paid. Each purchaser shall be entitled to rely upon Operator's written statement concerning the amount of any default. Operator grants a like lien and security interest to the Non-Operators to secure payment of Operator's proportionate share of expense.

C.   Payments and Accounting:

     Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C". Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

     Operator, at its election, shall have the right from time to time to demand and receive from the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit "C" until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D.   Limitation of Expenditures:

     1.   Drill or Deepen: Without the consent of all parties, no well shall be
          ---------------
drilled or deepened, except any well drilled or deepened pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling or deepening shall include:

     Option No. 1:  [Intentionally Deleted]
     ------------

     Option No. 2: All necessary expenditures for the drilling or deepening and
     ------------
testing of the well. When such well has reached its authorized depth, and all tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators who have the right to participate in the completion costs. The parties receiving such notice shall have twenty-four (24) hours (exclusive) of Saturday, Sunday and legal holidays) in which to elect to participate in the setting of casing and the completion attempt. Such election, when made, shall include consent to all necessary expenditures for the completing and equipping of such well, including necessary tankage and/or surface facilities. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the completion attempt. If one or more, but less than all of the parties, elect to set pipe and to attempt a completion, the provisions of Article VI.B.2. hereof (the phrase "reworking, deepening or plugging back" as contained in Article VI.B.2. shall be deemed to include "completing") shall apply to the operations thereafter conducted by less than all parties.

     2.   Rework or Plug Back: Without the consent of all parties, no well shall
          -------------------
be reworked or plugged back except a well reworked or plugged back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the reworking or plugging back of a well shall include all necessary expenditures in conducting such operations and completing and equipping of said well, including necessary tankage and/or surface facilities.

     3.   Other Operations: Without the consent of all parties, Operator shall
          ----------------
not undertake any single project reasonably estimated to require an expenditure in excess of Ten Thousand and no/100 Dollars ($10,000.00) except in connection with a well, the drilling, reworking, deepening, completing, recompleting, or plugging back of which has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an authority for expenditure (AFE) for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Five Thousand and no/100 Dollars ($5,000.00) but less than the amount first set forth above in this paragraph.

E.   Rentals, Shut-in Well Payments and Minimum Royalties:

     Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the Operator at its or their joint expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

     Operator shall notify Non-Operator of the anticipated completion of a shutin gas well, or the shutting in or return to production of a producing gas well, at least five (5) days (excluding Saturday, Sunday and legal holidays), or at the earliest opportunity permitted by circumstances, prior to taking such action, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operator, the loss of any lease contributed hereto by Non-Operator for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F.   Taxes:

     Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay or cause to be rendered all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on leases and oil and gas interests contributed by such Non-Operator. If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C".

     If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C".

     Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party's share of oil and/or gas produced under the terms of this agreement.

G.   Insurance:

     At all times while operations are conducted hereunder, Operator shall comply with the workmen's compensation law of the state where the operations are being conducted. Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D", attached to and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen's compensation law of the state where the operations are being conducted and to maintain such other insurance as specified in Exhibit "D" Operator may require.

     In the event automobile public liability insurance is specified in said Exhibit "D", or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive equipment.

                                 ARTICLE VIII.
               ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.   Surrender of Leases:

     The leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

     However, should any party desire to surrender its interest in any lease or in any portion thereof, and the other parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an oil and gas interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such oil and gas interest for a term of one (1) year and so long thereafter as oil and/or gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B". Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any wells and equipment attributable to the assigned or leased acreage. The value of all material shall be determined in accordance with the provisions of Exhibit "C", less the estimated cost of salvaging and the estimated cost of plugging and abandoning. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties.

     Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement.

B.   Renewal or Extension of Leases:

     If any party secures a renewal of any oil and gas lease subject to this agreement, all other parties shall be notified promptly, and shall have the right for a period of thirty (30) days following receipt of such notice in which to elect to participate in the ownership of the renewal lease, insofar as such lease affects lands within the Contract Area, by paying to the party who acquired it their several proper proportionate shares of the acquisition cost allocated to that part of such lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area.

     If some, but less than all, of the parties elect to participate in the purchase of a renewal lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal lease. Any renewal lease in which less than all parties elect to participate shall not be subject to this agreement.

     Each party who participates in the purchase of a renewal lease shall be given an assignment of its proportionate interest therein by the acquiring party.

     The provisions of this Article shall apply to renewal leases whether they are for the entire interest covered by the expiring lease or cover only a portion of its area or an interest therein. Any renewal lease taken before the expiration of its predecessor lease, or taken or contracted for within six (6) months after the expiration of the existing lease shall be subject to this provision, but any lease taken or contracted for more than six (6) months after the expiration of an existing lease shall not be deemed a renewal lease and shall not be subject to the provisions of this agreement.

     The provisions in this Article shall also be applicable to extensions of oil and gas leases, top leases, option leases or all or part of existing oil and gas leases.

C.   Acreage or Cash Contributions:

     While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to cam acreage outside the Contract Area which are in support of a well drilled inside the Contract Area.

     If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D.   Maintenance of Uniform Interests:

     Every such sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties provided, however, any Non-Operator proposing to make such sale shall first obtain written consent from Operator, which consent shall not be unreasonably denied.

     If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E.   Waiver of Rights to Partition:

     If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

F.   [Intentionally Deleted]

                                  ARTICLE IX.
                        INTERNAL REVENUE CODE ELECTION

     This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as permitted and authorized by
Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

                                  ARTICLE X.
                              CLAIMS AND LAWSUITS

     Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Five Thousand and no/100 Dollars ($5,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder. All claims or suits involving title to any interest subject to this agreement shall be treated as a claim or suit against all parties hereto.

                                  ARTICLE XI.
                                 FORCE MAJEURE

     If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspending during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

     The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes, how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

     The term "force majeure", as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

                                 ARTICLE XII.
                                    NOTICES

     All notices authorized or required between the parties and required by any of the provisions of this agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the parties to whom the notice is given at the addresses listed on Exhibit "A". The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given when deposited in the mail or with the telegraph company, with postage or charges prepaid, or sent by telex or telecopier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.

                                 ARTICLE XIII.
                               TERM OF AGREEMENT

     This agreement shall remain in full force and effect as to the oil and gas leases and/or oil and gas interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any lease or oil and gas interest contributed by any other party beyond the term of this agreement.

     Option No. 1: So long as any of the oil and gas leases subject to this
     ------------
agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal, or otherwise.

     Option No. 2: In the event the well described in Article VI.A., or any
     ------------
subsequent well drilled under any provision of this agreement, results in production of oil and/or gas in paying quantities, this agreement shall continue in force so long as any such well or wells produce, or are capable of production, and for an additional period of _____ days from cessation of all production; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, reworking, deepening, plugging back, testing or attempting to complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is producing, or capable of producing oil and/or gas from the Contract Area, this agreement shall terminate unless drilling, deepening, plugging back or reworking operations are commenced within ___ days from the date of abandonment of said well.

     It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.

                                 ARTICLE XIV.
                     COMPLIANCE WITH LAWS AND REGULATIONS

A.   Laws, Regulations and Orders:

     This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state, and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B.   Governing Law:

     This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of Texas shall govern.

C.   Regulatory Agencies:

     Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

     With respect to operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-Operator's share of production that Operator may be required to refund, rebate or pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

     Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the "Crude Oil Windfall Profit Tax Act of 1980", as same may be amended from time to time ("Act"), and any valid regulations or rules which may be issued by the Treasury Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.

                                  ARTICLE XV.
                               OTHER PROVISIONS

See Articles A thru G

In the event there should be any conflict between the preceding provisions and the following provisions of Articles A thru G then Articles A thru G shall prevail.

A. A party may be required to consider and/or make an election to participate in any proposed additional operation to drill, rework, deepen, or plug back any well while any such operations are in progress or while any other proposal for such operations is being considered by the parties to the Operating Agreement.

B. The term "necessary expenditures," as used in Article VII.D., shall not include sidetracking operations unless covered specifically in the Authority For Expenditures approved by the participating party or parties.

C. All parties recognize that the Operator may from time to time be required in the first instance to pay, or to incur the obligation to pay, to third parties for the account of the other parties substantial amounts of money and that the Operator is thereby at risk with respect to such payment or obligation to the extent made or incurred for another party. Accordingly, all parties agree that the Operator has the unqualified right to require from any other party advance payment, within fifteen (15) days after billing, of such other party's anticipated share of any item of cost or expense for which the Operator would be entitled to reimbursement under any provision of this Operating Agreement. Such right includes the right to require advance payment for the estimated costs of completion of a well as to which an election to participate in drilling has been made, notwithstanding that a party's obligation to pay completion costs will not arise until it has made the further election to participate in completion under Option No. 2 of Article VII.D.1 of this Operating Agreement. Each party which elects to participate in the completion shall advance its share of the estimated completion costs and expenses within five (5) days after the effective date of its election to participate in such completion attempt.

D. Notwithstanding anything to the contrary contained in this Agreement, if a Party ("Non-Consenting Party") elects to not participate in the drilling of any well or in the attempted completion, deepening or reworking of any well on the Joint Property (the "Subsequent Operation"), then all of the respective right, title and interest of each such Non-Consenting Party in that part of the lease designated by the Texas Railroad Commission as the proration unit around such well (hereinafter referred to as the "Proration Unit"), shall automatically terminate and pass to and vest in the Parties (the "Consenting Parties") participating in the Subsequent Operation, conditioned upon the Consenting parties carrying on the Subsequent Operation in good faith. In the event temporary or permanent field rules applicable to a well drilled hereunder have not been adopted, a Proration Unit shall be deemed to consist of and not exceed the following acreage:

     1. For each well classified as an oil well in accordance with the rules and regulations of the Railroad Commission of Texas, the size of such unit shall not exceed forty (40) acres.

     2. For each well classified as a gas well in accordance with the rules and regulations of the Railroad Commission of Texas, the size of such unit shall not exceed one hundred sixty (160) acres.

     Notwithstanding the foregoing, any one or more of the Consenting Parties may expressly decline (which shall be stated in its or their election to participate in the Subsequent Operations) to be vested with its or their proportionate share of the right, title and interest of the Non-Consenting party or Parties in, to and under the Proration Unit and, in such event, unless one or more of the Consenting Parties agree (within such election period) to be vested with such right, title and interest of the Non-Consenting Party or Parties, Operator shall have the right, as its option, to abandon the Subsequent Operation. The Non-Consenting Party shall execute an assignment of its interest in the Proration Unit around the well that may be vested in the Consenting Parties who paid their proportionate share of such non-consent amount immediately upon the Consenting Parties request, free and clear of any mortgages, encumbrances or overriding royalties or lease burdens created subsequent to the date of this Agreement. In the absence of Texas Railroad Commission Field Rules which designate the configuration of the Proration Unit, the Proration Unit as described above will be designated and configured by the Operator at its sole discretion and the interests assigned by the Non-Consenting Parties to the Consenting Parties shall include the rights to all depths which are held by the Non-Consenting Parties.

E. Notwithstanding anything herein to the contrary, the proportionate share of costs, expenses and/or advance due by any Non-Operator to Operator pursuant to any provision of this Operating Agreement shall be due and payable immediately upon receipt by Non-Operator of Operator's invoice therefor (and, in the case of an advance for estimated costs, a statement thereof). In the event that operator does not receive Non-Operator's payment of the relevant invoice amount within the time period as set out in this Agreement, such invoice amount shall bear interest as provided in Exhibit "C" attached hereto until paid and the relevant Non-Operator shall be deemed to be in default under the terms hereof, and Operator may select from the following remedies with respect to such default by notice to the relevant Non-Operator in writing:

     1. Operator may treat the amount of the unpaid invoice as a valid obligation, and collect same (subject to final adjustment in the case of invoices for estimates) in any legal manner; or

     2. Operator may require the defaulting Non-Operator to assign to Operator, without warranty of title, either express or implied, and free of any liens, encumbrances or overriding royalty interests created after the date of this Agreement all of the right, title and interest of the defaulting Non-Operator in that portion of the lease located in the Proration Unit around the well for which such invoice pertains. The assignment of a defaulting Non-Operator's interest in the lease in the Proration Unit will not create an obligation on the part of the Operator to reimburse the defaulting Non-Operator for sums previously paid by the defaulting Non-Operator to Operator pursuant hereto.

F. All parties to the Operating Agreement shall be secured parties with respect to the oil and gas leases within the Contract Area; all equipment and fixtures in, on, or appurtenant thereto; all hydrocarbons extracted from or attributable thereto; and all accounts (including but not limited to accounts resulting from the sale of hydrocarbons at the wellhead), contract rights, and general intangibles arising in connection with the sale or other disposition of all such properties.

G. Operator shall prepare and record (having secured the execution thereof by all parties) a memorandum containing the security provisions set forth in the Operating Agreement and identifying the oil and gas leases within the Contract Area, and the parties to the Operating Agreement sufficiently to place third parties on notice of such Operating Agreement.

H. Operator shall have the right to conduct 3D geophysical seismic operations across the Contract Area after it has notified the Non-Operator in writing of the area in which the seismic operations are to be conducted and the estimated costs thereof. The Non-Operator shall pay the Operator for its proportionate share of such costs within thirty (30) days after it is in receipt of such notice and estimated costs thereof. In the event the Non-Operator does not timely pay Operator its proportionate share of such costs, then Operator shall be entitled to all of the provisions and remedies as to nonpayment as provided in this agreement.

                                 ARTICLE XVI.
                                 MISCELLANEOUS

     This agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns.

     This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

     IN WITNESS WHEREOF, this agreement shall be effective as of the 8th day of December, (year) 2000. _____________________, who has prepared and circulated this form for execution, represents and warrants that the form was printed from and with the exception listed below, is identical to the AAPL Form 610-1982 Model Form Operating Agreement, as published in diskette form by Forms On-A-Disk, Inc. No changes, alterations, or modifications, other than those in Articles _______________________ have been made to the form.

                                O P E R A T O R


                                                   Moose Operating Co., Inc.



                                                   /s/ John F. Terwilliger
___________________________________                -----------------------------
                                                   John F. Terwilliger
                                                   President


                           N O N - O P E R A T O R S


                                                   Houston American Energy Corp.



                                                   /s/ John F. Terwilliger
__________________________________                 -----------------------------
                                                   John F. Terwilliger
                                                   President

                                   EXHIBIT "A"

Attached and made a part of that certain Operating Agreement dated April 6, 2001, made between Moose Operating Co., Inc., as Operator, and Houston American Energy Corp., as Non-Operator.

I.       Lands Subject To This Agreement

         Sartwelle Area

                  704.0 acre unit situated in the James Frazier Survey, A-171, described in the Declaration of Gas Unit (Sartwelle #3 and #4 Wells), dated May 7, 1998, recorded in Volume 154, Page 328 of the Official Public Records of Lavaca County, Texas, and being a portion or all of the following tracts: a portion of that
                  52.585 acre tract described to Frankie McElroy recorded in Volume 263, Page 196 of the Deed Records of Lavaca County, Texas; all of that 51.585 acre tract described by deed to Morris McElroy recorded in Volume 263, Page 178 of the Deed Records of Lavaca County, Texas; all of that 52.423 acre tract described by deed to Dorothy McElroy, et vir recorded in Volume 66, Page 593 of the Official Records of Lavaca County, Texas; all of that 50.285 acre tract described by deed to Carl McElroy recorded in Volume 263, Page 185 of the Deed Records of Lavaca County; Texas; a portion of that 1384.12 acre tract described by deed to James Sartwelle, et al recorded in Volume 217, Page 580 of the Deed Records of Lavaca County, Texas; and a portion of that 100 acre tract described in Partition Deed recorded in Volume 82, Page 479 of the Deed Records of Lavaca County, Texas, and being described in Volume R, Page 492 of the Deed Records of Lavaca County, Texas.

         Viking Ventures Area

                  1524.40 acres, more or less, being all of the 160 acre Richard Insall Survey, A-256; All of the 755 acres, more or less, being all of the S.A. & M.G.R.R. Company Survey, A-445; 120 acres, more or less, out of the Jacob Laffere Survey, A-297, and being all of the J. Dowling Survey, less, however, the west 20 acres of said 140 acre Laffere Survey; And 160 acres of land, more or less, being all of the J. R. Foster Survey, A-172, SAVE AND EXCEPT 330.4 acres, more or less, out of the
                  H. & T. B. Royalty Co. Survey, A-248, and being the same tracts described in the following leases, recorded in the Official Records of Lavaca County, Texas:

               1. Oil, Gas and Mineral Lease dated October 9, 1996, from Viking Ventures Corporation, Lessor, to Moose Oil & Gas Company, Lessee, recorded in Volume 108, Page 166;

               2. Oil, Gas and Mineral Lease dated November 15, 1996, from Viking Ventures Corporation, Lessor, to Moose Oil & Gas Company, Lessee, recorded in Volume 111, Page 934;

               3a. Oil and Gas Lease dated February 17, 1998, from Bank of Oklahoma, N.A., Agent for First National Bank of Santa Fe, Successor Co-Trustee, and Vernon W. Frost, Jr. and Betty Frost McAleer, Co-Trustees of the 1976 Vernon W. and Inza S. Frost Trust, Lessors, to Moose Oil & Gas Company, Lessee, recorded in Volume 147, Page 232;

               3b. Oil, Gas and Mineral Lease dated April 6, 1998, from the Estate of A. E. Amerman, Jr., Deceased, Lessor, to Moose Oil & Gas Company, Lessee, recorded in Volume 148, Page 627;

               3c. Oil and Gas Lease dated April 13, 1998, from Chase Bank of Texas, N.A., Trustee of the Frost Interests Limited, L.L.P. Revocable Trust, Lessor, to Moose Oil & Gas Company, Lessee. recorded in Volume 148, Page 631;

               3d. Oil and Gas Lease dated April 16, 1998, from Frost Family I, Ltd., Lessor, to Moose Oil & Gas Company, Lessee, recorded in Volume 153, Page 681;

               3e. Oil and Gas Lease dated April 21, 1998, from Frost Properties, Ltd., Lessor, to Moose Oil & Gas Company, Lessee, recorded in Volume 153, Page 689;

               3f. Oil and Gas Lease dated April 21, 1998, from Carolyn Frost Keenan, Individually and as Attorney-In-Fact for Mrs. W. H. Keenan and W. Howard Keenan, Jr., Lessors, to Moose Oil & Gas Company, Lessee;

               3g. Oil, Gas and Mineral Lease dated March 24, 1998, from Marmaton Oil Company, Lessor, to Moose Oil & Gas Company, Lessee, recorded in Volume 146, Page 584;

               3h. Oil and Gas Lease dated April 24, 1998, from Compass Bank, Trustee for the Cleveland Davis Testamentary Trust, Pauline Buster Davis Trust, Cleveland Davis, Jr. Trust, Cleveland Davis III Trust, and the George Preston Davis Trust, Lessors, to Moose Oil & Gas Company, Lessee, recorded in Volume 154, Page 50;

               3i. Oil, Gas and Mineral Lease dated April 8, 1998, from Julia Moore Jones, Lessor, to Moose Oil & Gas Company, Lessee, recorded in Volume 154, Page 932;

               3j. Oil, Gas and Mineral Lease dated April 8, 1998, from Marcia W. Moore, Lessor, to Moose Oil & Gas Company, Lessee, recorded in Volume 150, Page 626;

               3k. Oil and Gas Lease dated June 15, 1998, from Conoco Inc., Lessor, to Moose Oil & Gas Company, Lessee, recorded in Volume 192, Page 38;

               3l. Oil, Gas, and Mineral Lease dated November 20, 1996, from SGH Royalty Partners, Lessor, to American Exploration Company, Lessee, recorded in a Memorandum of Oil, Gas, and Mineral Lease in Volume 113, Page 917;

               3m. Oil, Gas, and Mineral Lease dated November 20, 1996, from SGH Royalty Partners, Lessor, to American Exploration Company, Lessee, recorded as a Memorandum of Oil, Gas, and Mineral Lease in Volume 113, Page 914;

               3n. Oil, Gas, and Mineral Lease dated March 2, 1999, from Fielding L. Cocke, Lessor, to Moose Oil & Gas Company, Lessee, recorded as a Memorandum of Oil, Gas, and Mineral Lease in Volume 174, Page 499;

               3o. Oil, Gas, and Mineral Lease dated March 2, 1999, from Camille Cocke Patton, Lessor, to Moose Oil & Gas Company, Lessee, recorded as a Memorandum of Oil, Gas, and Mineral Lease in Volume 174, Page 496;

               3p. Oil, Gas, and Mineral Lease dated March 2, 1999, from Tamara Cocke Jenkins, Lessor, to Moose Oil & Gas Company, Lessee, recorded as a Memorandum of Oil, Gas, and Mineral Lease in Volume 174, Page 502;

               3q. Oil and Gas Lease dated October 5, 1998, from Hugh R. Goodrich, et al., Lessors, to Moose Oil & Gas Company, Lessee, recorded as a Memorandum of Lease in Volume 174, Page 180;

               3r. Oil and Gas Lease dated June 15, 1998, from Jack H. Mayfield, Jr., et al., Lessors, to Moose Oil & Gas Company, Lessee, recorded in Volume 206, Page 525;

               3s. Oil and Gas Lease dated June 15, 1998, from Viking Ventures Corporation, Lessor, to Moose Oil & Gas Company, Lessee, recorded in Volume 216, Page 500.

     Carl Klimitchek #2

          Oil, Gas and Mineral Lease from Carl Klimitchek, Lessor, in favor of Moose Oil & Gas Company, dated September 19, 2000, covering 79.8 acres, more or less, out of the Henry P. Mills Survey, A-330, Lavaca County, Texas, and recorded in Volume 217, Page 323 of the Official Records, Lavaca County, Texas.

     Kalmus #1

          160 acres, more or less, consisting of the following three leases:

       1a. Oil, Gas and Mineral Lease from Alfonse W. Kalmus, Lessor, and Moose Oil & Gas Company, Lessee, dated May 19, 2000, covering 80 acres of land, more or less, out of the Jesse Robinson Survey, A-380, Lavaca County, Texas, and recorded in Volume 215, Page 233 of the Official Records, Lavaca County, Texas.

       1b. Oil, Gas and Mineral Lease from Delores Ann Michalke, Lessor, to Moose Oil & Gas Company, Lessee, dated May 19, 2000, covering 80 acres, more or less, out of the Jesse Robinson Survey, A-380, Lavaca County, Texas, and recorded in Volume 215, Page 241 of the Official Records, Lavaca County, Texas.

       2. Oil, Gas and Mineral Lease from Macklin K. Johnson, et ux., Lessor, to Moose Oil & Gas Company, Lessee, dated May 19, 2000, covering 80 acres, more or less, out of the Jesse Robinson Survey, A-380, Lavaca County, Texas, and recorded in Volume 215, Page 225 of the Official Records, Lavaca County, Texas.

II.  Restrictions

     None.

III. Working Interest

     A.   Carl Klimitchek #2 Well, Kalmus #1 Well:

             Name                              Working Interest         NRI
             ----                              ----------------         ---

             Moose Oil & Gas Company, et al.         75%               56.25%
             801 Travis, Suite 1425
             Houston, Texas 77002

             Houston American Energy Corp.           25%               18.75%
             801 Travis, Suite 1425
             Houston, Texas 77002



B.   Sartwelle Area, Viking Ventures Area:

     As set forth in that certain "Agreement to Assign Interest in Oil and Gas Leases", dated April 6, 2001, between Moose Oil & Gas Company and Houston American Energy Corp.

                   THERE IS NO EXHIBIT "B" TO THIS AGREEMENT

                                  EXHIBIT "C"

Attached to and made a part of that certain Operating Agreement dated April 6, 2001, between Moose Operating Co., Inc., as Operator, and Houston American Energy Corp., as Non-Operator.

                             ACCOUNTING PROCEDURE

                               JOINT OPERATIONS

                             I. GENERAL PROVISIONS

1.       Definitions

         "Joint Property" shall mean the real and personal property subject to the agreement to which this Accounting Procedure is attached.

         "Joint Operations" shall mean all operations necessary or proper for the development, operation, protection and maintenance of the Joint Property.

         "Joint Account" shall mean the account showing the charges paid and credits received in the conduct of the Joint Operations and which are to be shared by the Parties.

         "Operator" shall mean the party designated to conduct the Joint Operations.

         "Non-Operators" shall mean the Parties to this agreement other than the Operator.

         "Parties" shall mean Operator and Non-Operators.

         "First Level Supervisors" shall mean those employees whose primary function in Joint Operations is the direct supervision of other employees and/or contract labor directly employed on the Joint Property in a field operating capacity.

         "Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Joint Operations is the handling of specific operating conditions and problems for the benefit of the Joint Property.

         "Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.

         "Material" shall mean personal property, equipment or supplies acquired or held for use on the Joint Property.

         "Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council or Petroleum Accountants Societies.

2.       Statement and Billings

         Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of the Joint Account for the preceding month. Such bills will be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits summarized by appropriate classifications of investment and expense except that items of Controllable Material and unusual charges and credits shall be separately identified and fully described in detail.

3.       Advances and Payments by Non-Operators

         A. Unless otherwise provided for in the agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation within fifteen

                  (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

         B. Each Non-Operator shall pay its proportion of all bills within fifteen (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at the prime rate in effect at Chase Bank of Texas, N.A. on the first day of the month in which delinquency occurs plus 1% or the maximum contract rate permitted by the applicable usury laws in the state in which the Joint Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.

4.       Adjustments

         Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in
         Section V.

5.       Audits

         A A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of amounts as provided for in Paragraph 4 of this Section 1. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operators' audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

         B. The Operator shall reply in writing to an audit report within 180 days after receipt of such report.

6.       Approval By Non-Operators

         Where an approval or other agreement of the Parties or Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal, and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

                              II. DIRECT CHARGES

Operator shall charge the Joint Account with the following items:

1.       Ecological and Environmental

         Costs incurred for the benefit of the Joint Properly as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Joint Operations Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations

2.       Rentals and Royalties

         Lease rentals and royalties paid by Operator for the Joint Operations

3.       Labor

         A.       (1)      Salaries and wages of Operator's field employees
                           directly employed on the Joint Property in the conduct of Joint Operations

                  (2)      Salaries of First level Supervisors in the field,

                  (3) Salaries and wages of Technical Employees directly employed on the Joint Property if such charges are excluded from the overhead rates

                  (4) Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation or the Joint Property if such charges are excluded from the overhead rates.

         B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Such costs under this Paragraph 3B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this
                  Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.

         C. Expenditures Or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable to the Joint Account under Paragraphs 3A and 313 of this Section II.

         D. Personal Expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II.

4.       Employee Benefits

         Operator's current costs or established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase. thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 3A and 3B of this Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

5.       Material

         Material purchased or furnished by Operator for use on the Joint Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

6.       Transportation

         Transportation of employees and Material necessary for the Joint Operations but subject to the following limitations:

         A. If Material is moved to the Joint Property from the Operator's warehouse or other properties, no charge shall be made to the Joint Account for a distance greater than the distance from the nearest reliable supply store where like material is normally available or railway receiving point nearest the Joint Property unless agreed to by the Parties.

         B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Joint Account for a distance greater than the distance to the nearest reliable supply store where like material is normally available, or railway receiving point nearest the Joint Property unless agreed to by the Parties. No charge shall be made to the Joint Account for moving Material to other properties belonging to Operator, unless agreed to by the Parties.

         C. In the application of subparagraphs A and B above, the option to equalize or charge actual trucking cost is available when the actual charge is $400 or less excluding accessorial charges. The $400 will be adjusted to the amount most recently recommended by the Council of Petroleum Accountants Societies.

7.       Services

        The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 10 of Section II and Paragraph i, ii, and iii, of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Joint Property if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel not directly engaged on the Joint Property shall not be charged to the Joint Account unless previously agreed to by the Parties.

8.       Equipment and Facilities Furnished By Operator

         A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed eight percent (8%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Joint Property.

         B. In lieu of charges in Paragraph 8A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property less 20%. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

9.       Damages and Losses to Joint Property

         All costs or expenses necessary for the repair or replacement of Joint Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operator written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

10.      Legal Expense

         Expense of handling, investigating and settling litigation or claims, discharging of liens, payment of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the agreement or necessary to protect or recover the Joint Property, except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Parties. All other legal expense is considered to be covered by the overhead provisions of Section III unless otherwise agreed to by the Parties, except as provided in Section I, Paragraph 3.

11.      Taxes

         All taxes of every kind and nature assessed or levied upon or in connection with the Joint Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.

12.      Insurance

         Net premiums paid for insurance required to be carried for the Joint Operations for the protection of the Parties. In the event Joint Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/or Employers Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

13.      Abandonment and Reclamation

         Costs incurred for abandonment of the Joint Property, including costs required by governmental or other regulatory authority.

14.      Communications

         Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Joint Property. In the event communication facilities/systems serving the Joint Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 8 of this Section II.

15.      Other Expenditures

         Any other expenditure not covered or dealt with in the foregoing provisions of this Section II, or in Section III and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.

                                 III. OVERHEAD

1.       Overhead-Drilling and Producing Operations

         i. As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge drilling and producing operations on either:

                  (XXX)  Fixed Rate Basis, Paragraph 1A, or
                  (   )  [Intentionally Deleted]

                  Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Paragraph 3A, Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in the above selected Paragraph of this Section III unless such cost and expense are agreed to by the Parties as a direct charge to the Joint Account.

         ii. The salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Joint Property:

                  (   ) [Intentionally Deleted]
                  (XXX) shall not be covered by the overhead rates.

         iii. The salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Joint Property:

                  (   )  [Intentionally Deleted]
                  (XXX)  shall not be covered by the overhead rates.

         A.       Overhead-Fixed Rate Basis

                  (1) Operator shall charge the Joint Account at the following rates per well per month:

                         Drilling Well Rate $4,500.00
                                  (Prorated for less than a full month)

                         Producing Well Rate $500.00

                  (2) Application of Overhead-Fixed Rate Basis shall be as follows:

                         (a)    Drilling Well Rate

                                (1) Charges for drilling wells shall begin on the date the well is spudded and terminate on the date the drilling rig, completion rig, or other units used in completion of the well is released, whichever is later, except that no charge shall be made during suspension of drilling or completion operations for fifteen (15) or more consecutive calendar days.

                                (2) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

                         (b)    Producing Well Rates

                                (1)     An active well either produced or
                                        injected into for any portion of the
                                        month shall be considered as a one-well
                                        charge for the entire month.

                                (2)     Each active completion in a multi-
                                        completed well in which production is
                                        not commingled down hole shall be
                                        considered as a one-well charge
                                        providing each completion is considered
                                        a separate well by the governing
                                        regulatory authority.

                                (3) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

                                (4) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

                                (5) All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

                  (3) The well rates shall be adjusted as of the first day of April each year following the effective date of the agreement to which this Accounting Procedure is attached. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas

                         Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers as published by the United States Department of Labor, Bureau or Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

                         B.   [Intentionally Deleted]

2.       Overhead - Major Construction

         To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of $_________________:

         A.     3% of first $100,000 or total cost if less, plus

         B.     2% of costs in excess of $100,000 but less than $1,000,000, plus

         C.     1% of costs in excess of $1,000,000.

         Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3.       Catastrophe Overhead

         To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout. explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Joint Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

         A.     3% of total costs through $100,000; plus

         B. 2% of total costs in excess of $100,000 but less than $1,000,000, plus

         C.     1% of costs in excess of $1,000,000.

         Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

4.       Amendment of Rates

         The overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

               IV. PRICING OF JOINT ACCOUNT MATERIAL PURCHASES,
                          TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Joint Property. Operator shall provide all Material for use on the Joint Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, interest of Non-Operators in surplus condition A or B Material. The disposal of surplus Controllable Material not purchased by the Operator shall be agreed to by the Parties.

1.       Purchases

         Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2.       Transfers and Dispositions

         Material furnished to the Joint Property and Material transferred from the Joint Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

         A.       New Material (Condition A)

                  (1)    Tubular Goods Other than Line Pipe

                         (a) Tubular goods, sized 2 3/8 inches OD and larger, except line pipe, shall be priced at Eastern mill published carload base prices effective as of date of movement plus transportation cost using the 80,000 pound carload weight basis to the railway receiving point nearest the Joint Property for which published rail rates for tubular goods exist. If the 80,000 pound rail rate is not offered, the 70,000 pound or 90,000 pound rail rate may be used. Freight charges for tubing will be calculated from Lorain, Ohio and casing from Youngstown, Ohio.

                         (b) For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the railway receiving point nearest the Joint Property as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000 pound Oil Field Haulers Association interstate truck rate shall be used.

                         (c) Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the railway receiving point nearest the Joint Property.

                         (d) Macaroni tubing (size less than 2 3/8 inch OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association interstate truck rate per weight of tubing transferred, to the railway receiving point nearest the Joint Property.

                  (2)    Line Pipe

                         (a) Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

                         (b) Line Pipe movements (except size 24 inch OD) and larger with walls 3/4 inch and over) less than 30,000 pounds shall be priced at Eastern mill published carload base prices effective as of date of shipment, plus 20 percent, plus transportation costs based on freight rates as set forth under provisions of tubular goods pricing in Paragraph A.(l)(a) as provided above. Freight charges shall be calculated from Lorain, Ohio.

                         (c) Line pipe 24 inch OD and over and 3/4 inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Joint Property.

                         (d) Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the railway receiving point nearest the Joint Property or at prices agreed to by the Parties.

                  (3) Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property.

                  (4) Unused new Material, except tubular goods, moved from the Joint Property shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Joint Property, or point of manufacture, plus transportation costs, if applicable, to the railway receiving point nearest the Joint Property. Unused new tubulars will be priced as provided above in Paragraph 2.A.(l) and (2).

         B.       Good Used Material (Condition B)

                  Material in sound and serviceable condition and suitable for reuse without reconditioning:

                  (1)    Material moved to the Joint Property

                         At seventy-five percent (75%) of current new
price, as determined by Paragraph A.

                  (2)    Material used on and moved from the Joint Property

                         (a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or

                         (b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material

                  (3)    Material not used on and moved from the Joint Property

                         At seventy-five percent (75%) of current new price as determined by Paragraph A.

                  The cost of reconditioning, if any, shall be absorbed by the transferring property.

         C.       Other Used Material

                  (1)     Condition C

                          Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

                  (2)     Condition D

                          Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator without prior approval of Non-Operators.

                  (a) Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe as line pipe shall be priced at used line pipe prices.

                  (b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non upset basis.

         (3)      Condition E

                  Junk shall be priced at prevailing prices. Operator may dispose of Condition E Material under procedures normally utilized by Operator without prior approval of Non-Operators.

   D.    Obsolete Material

         Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

   E.    Pricing Conditions

        (1) Loading or unloading costs may be charged to the Joint Account at the rate of twenty-five cents (25(cent)) per hundred weight on all tubular goods movements, in lieu of actual loading or unloading costs sustained at the stocking point. The above rate shall be adjusted as of the first day of April each year following January 1, 1985 by the same percentage increase or decrease used to adjust overhead rates in Section III, Paragraph 1.A.(3). Each year, the rate calculated shall be rounded to the nearest cent and shall be the rate in effect until the first day of April next year. Such rate shall be published each year by the Council of Petroleum Accountants Societies.

        (2) Material involving erection costs shall be charged at applicable percentage of the current knocked-down price of new Material.

3.       Premium Prices

         Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property; provided notice in writing is furnished to Non-Operators of the proposed charge prior to billing Non-Operators for such Material. Each Non-Operator shall have the right, by so electing and notifying Operator within ten days after receiving notice from Operator, to furnish in kind all or part of his share of such Material suitable for use and acceptable to Operator.

4.       Warranty or Material Furnished By Operator

         Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

                                V. INVENTORIES

Operator shall maintain detailed records of Controllable Material.

1.       Periodic Inventories, Notice and Representation

         At reasonable intervals, inventories shall be taken by Operator of the Joint Account Controllable Material. Written notice of intention to take inventory shall be given by Operator at least thirty (30) days before any inventory is to begin so that Non-Operators may be represented when any inventory is taken. Failure of Non-Operators to be represented at an inventory shall bind Non-Operators to accept the inventory taken by Operator.

2.       Reconciliation and Adjustment of Inventories

         Adjustments to the Joint Account resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments shall be made by Operator to the Joint Account for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.       Special Inventories

         Special inventories may be taken whenever there is any sale, change of interest, or change of Operator in the Joint Property. It shall be the duty of the party selling to notify all other Parties as quickly as possible after the transfer of interest takes place. In such cases, both the seller and the purchaser shall be governed by such inventory. In cases involving a change of Operator, all Parties shall be governed by such inventory.

4.       Expense of Conducting Inventories

         A. The expense of conducting periodic inventories shall not be charged to the Joint Account unless agreed to by the Parties.

         B. The expense of conducting special inventories shall be charged to the Parties requesting such inventories, except inventories required due to change of Operator shall be charged to the Joint Account.

                                  EXHIBIT "D"

Attached to and made a part of that certain Operating Agreement dated April 6, 2001, between Moose Operating Company, Inc., as Operator and Houston American Energy Corp., as Non-Operator.

     The Operator shall carry the following minimum insurance to cover the risk of accidents and/or damages to persons and/or property which may occur in the course of operations conducted under this Agreement, and proportionate part of the premium of such insurance, determined on some equitable basis consistent with Operator's accounting practice, to be charged to the Joint Account:

     (1) Workmen's Compensation Insurance and Employer's Liability Insurance in amounts sufficient to comply with the laws of the State where such operations are conducted and where the property subject hereto is located.

     (2) Occurrence Limit of Liability of $1,000,000; Personal and Advertising limit of Liability of $1,000,000; Products/Completed Operations aggregate limits of Liability of $1,000,000; General aggregate limit of Liability of $ 1,000,000.

     (3) Automobile Insurance in the amount of $500,000 for injury or death of one person and $500,000 for injury or death of more than one person in any one automobile accident, and Property Damage Insurance to the extent of $250,000 as an aggregate for any automobile accident.

     (4) Excess liability coverage with a limit of $1,000,000 for bodily injury and property damage combined.

     (5) Operators Extra Insurance or loss of well control insurance with a limit of at least $1,000,000 to cover cost of regaining control of a blowout.

     Operator may carry insurance for the benefit of the Joint Account covering loss or damage to the jointly owned property or production therefrom caused by fire, explosion, windstorm, tornado, flood, vandalism, malicious mischief, or other extended perils, a proportionate part of the premium on such insurance, determined on some equitable basis consistent with Operator's accounting shall be charged with all loss and expenditures caused or incurred as the result of any other casualty for which Operator is not required to carry insurance hereunder.

     Operator shall not be liable to Non-Operators for loss suffered on account of the insufficiency of insurance carried or of the insurance with whom carried, nor shall Operator be liable to Non-Operators for any loss accruing by reason of Operator's inability to provide or maintain the insurance above mentioned; provided, however, that if at any time during the life of this agreement Operator is unable to obtain or maintain such insurance, Operator shall promptly notify Non-Operators in writing of such fact.

                                  EXHIBIT "E"

Attached to and made a part of that certain Operating Agreement dated April 6, 2001, between Moose Operating Co., Inc., as Operator, and Houston American Energy Corp., as Non-Operator.

                             GAS BALANCING AGREEMENT
                             -----------------------

                    INTENT OF THIS GAS BALANCING AGREEMENT

     The parties to this gas balancing agreement ("GBA") intend to provide a method of balancing as production from the lease(s) or unit(s) subject to the Operating Agreement when a party does not take its proportionate share of production.

     Pursuant to the Operating Agreement, each party is obligated to take in kind and/or separately dispose of its proportionate share of the gas produced from the above stipulated lease or unit and a good faith effort to dispose of its share of gas as currently produced. In the event any party hereto fail, or is unable to comply with its aforesaid obligation to take in kind and/or market its share of the gas as produced, the terms of this GBA shall automatically become effective, and shall supersede any relevant contrary terms in the Operating Agreement (unless otherwise noted herein).

     As long as any gas produced from the lease(s) or unit(s) is subject to the regulations of the Federal Energy Regulatory Commission (FERC), or any successor governmental authority, under any section of the Natural Gas Policy Act of 1978
(NGPA), or other statutory authority which establishes maximum lawful prices for the gas, each party shall receive its allocated share of each pricing category of gas in accordance with its working interest in the lease(s) or unit(s). It is the intent of this GBA that balancing of gas will be based upon the allocated volumes of each category of gas. Any deregulated gas, including gas deregulated in the future, shall be treated as a separate category for purposes of balancing.

     The terms "party" and "parties" shall be considered to imply either the singular or plural form of the word as applicable according to the context.

                             OVER/UNDER PRODUCTION
                             ---------------------

     During any period or periods when any party hereto fails, or is unable to comply with its aforesaid obligation to take in kind and/or market its share of gas as produced, the other party(ies) shall be entitled, but not required, to produce each month the maximum amount of gas production permitted by the appropriate governmental authority having jurisdiction and deliver to their purchaser(s) all gas production not taken by the underproduced party. Each party failing to take or market its full share of gas as produced shall be considered underproduced by a quantity of gas equal to its share of the gas produced, less such party's share of the gas it takes or sells less it's share of gas vented, lost, or used in the lease(s) or unit(s) operations. Those parties which are capable of taking and/or marketing quantities of gas allocable to an underproduced party, in the absence of any other agreement between them, shall each take a share of the gas attributed to the underproduced party in the direct proportion that its interest bears to the total interest of all parties taking underproduced gas and shall be considered to be overproduced. All gas taken and marketed by a party in accordance with the terms of this GBA, regardless of whether such party is underproduced or overproduced, shall be regarded as gas taken for its own account with title thereto being in such party, whether such gas is attributable.

     If it is determined by the Operator in good faith that (i) damage may be caused to the reservoir and/or (ii) reserves or leases would be lost as a result of shutting in the well(s) for any reason other than normal operations, the party(ies) shall not be allowed to shutin their entitlement share of production. Subject to lessor/royalty obligations, the parties may curtail production from the well(s) to an agreed upon rate (that will not cause reservoir damage or reserve or lease loss) if all parties agree to take their entitlement share of this reduced rate. Therefore, no imbalance will accrue as a result of the curtailed production.

                           ACCOUNTING FOR IMBALANCE

     The Operator will maintain appropriate accounting on a monthly and cumulative basis of the quantities and categories of gas each party is entitled to receive and the quantities and categories of gas taken and/or marketed by each of the parties. The monthly statement provided by the Operator will include the total quantity of gas produced, the amount used in lease operations vented or lost, and the total quantity of liquid hydrocarbons recovered in MMBTU's and MCF'S at 14.65 PSIA. For the sole purpose of implementing the terms of this GBA and adjusting gas imbalances which may occur, each party disposing of gas from the lease(s) or unit(s) in any month, to the extent required, shall furnish or cause to be furnished to the Operator by the last day of each calendar month a statement showing the total volume of gas sold by such party or taken in kind for its own account during the preceding calendar month (the "Report Period"). Within sixty (60) days after the end of each Report Period, the Operator shall furnish each party a statement showing the status of the overproduced and underproduced account of all parties. All gas volumes under this paragraph will be identified by the appropriate category under the NGPA or any other law or regulation in effect including deregulated gas, as appropriate. Each party to this GBA agrees that it will not utilize any information obtained hereunder for any purpose other than implementing the terms of this agreement.

     At least twice a year, the Operator will furnish a statement which compares the cumulative imbalance to the remaining reserves. If an overproduced party has taken more gas than his share of remaining reserves, he will not be allowed to take or sell gas until the imbalance is made up.

                                  GAS MAKEUP

     Any party underproduced as to a given category of gas shall endeavor to bring its taking of gas of that category into balance. Fifteen (15) days after written notice to the Operator, any party may begin taking and/or delivering to its purchaser(s) its full share of each category of gas produced. In addition, to allow for the recovery and makeup of underproduced gas in a category and to balance the gas account for the category between the parties in accordance with their respective interests, the underproduced party shall be entitled to take an additional share of gas ("makeup gas"). Fifteen (15) days after written notice to the Operator, the underproduced party shall be entitled to take up to an additional fifty percent (50%) of the monthly quantity of that category of gas attributable to the overproduced party; however, in no event shall the makeup gas entitlement of a party exceed one hundred percent (100%) of that party's regular working interest entitlement of production. If more than one underproduced party is entitled to take additional gas, they shall divide the makeup gas in proportion to their respective underproduced accounts. The first gas made up shall be assumed to be the first gas underproduced.

     It is specifically agreed that no underproduced party will be allowed to take makeup gas during the months of November, December, January, or February (the "Winter Period"). However, gas makeup will be allowed during the Winter Period if the underproduced party has taken gas to which it was entitled during the six (6) consecutive months immediately prior to the winter period.

                            ASSIGNMENT OF INTEREST

     In the event an overproduced party intends to sell, assign, exchange or otherwise transfer any of its interest in the lease or unit to which this GBA applies, such overproduced party shall notify in writing the other working interest owners who are parties hereto within forty-five (45) days prior to closing the transaction. The notice provided by the overproduced party shall set forth the most recent gas imbalance on the property being assigned. Any underproduced party may demand in writing within twenty (20) days after receipt of the overproduced party's notice: (i) a cash settlement attributed to such overproduction in the lease(s) or unit(s), or (ii) natural gas of like grade, quantity and quality from another mutually agreeable source. Upon receiving such demand, the overproduced party shall have sixty (60) days to effect cash settlement or agree with the underproduced party upon an alternate source of makeup gas. Any underproduced party electing to cash settle with the overproduced party shall thereby indemnify and hold the overproduced party harmless against any causes of action, claims, losses or other actions which may be claimed by any third party.

     The Operator shall be notified of any such demand and of any cash settlement or agreement between the parties hereto to makeup gas in kind pursuant to this section and the gas balance accounts of the parties shall be adjusted accordingly. Any cash settlement pursuant to this section shall be on the same basis as otherwise set forth in the sections entitled GAS MAKE-UP and CESSATION OF PRODUCTION hereunder.

                                      E-2
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     In the event the imbalance is not settled prior to the conveyance of the interest, the purchaser, assignee, or transfer partner of an overproduced or underproduced party will accept the responsibility of the previous imbalance related to that overproduced or underproduced party as part of the purchase, assignment, or trade. A statement shall be furnished to the operator acknowledging the acceptance of this responsibility.

     The provisions of this section shall not be applicable in the event an overproduced party has disposed of its interest by transfer of its assets, in whole or in part, to a subsidiary or parent company in which such parent or subsidiary owns a majority interest in such overproduced party.

                            CESSATION OF PRODUCTION

     If, at the permanent cessation of production of a given category of gas, an imbalance exists between the parties, a monetary settlement of the imbalance between the parties shall be made within one hundred eighty (180) days after production permanently ceases. The amount of the monetary settlement will be equal to the amount actually received by the overproducer party for the sales during the month(s) of overproduction less production taxes, severance taxes, and other reasonable costs associated with the transportation previously paid on the overproduction by the overproduced party, and also net of any outstanding amounts related to the lease(s) or unit(s) which are owed by the underproduced party to the overproduced party. Such remittance shall be based on the number of MMBTU's of the overproduction and shall be accompanied by a statement showing volumes and prices of each month of accrued overproduction. If the overproduced party did not sell its gas, but otherwise utilized such gas in its own operations, such gas will be valued in the same manner used for royalty and severance tax purposes when produced. That portion of the monies collected by the overproduced party which is subject to refund by orders of the FERC may be withheld by the overproduced party until such prices are fully approved by the FERC, unless the underproduced party furnishes a corporate undertaking agreeing to hold the overproduced party harmless from financial loss due to refund orders by the FERC. It shall be the responsibility of the overproduced party(ies) and underproduced party(ies) to finalize the subject monetary settlement(s).

     Notwithstanding the above, by mutual consent the parties may elect to balance gas of like quality and vintage from a source other than lease(s) or unit(s) subject to the Operating Agreement to which this GBA is attached. The gas used to balance shall be from a designated area mutually agreed to by the parties of this GBA. In the event that the parties cannot mutually agree to balance in kind under this provision within ninety (90) days of notice electing to balance in kind, the gas imbalance shall be settled under the first paragraph of this section.

                              ROYALTY SETTLEMENT

     Except where provision is made to the contrary in the Operating Agreement, or otherwise required by any State or Federal law or regulation, at all times while gas is produced from the lease or unit, each party shall pay, or cause to be paid, all royalty due and payable on its share of gas production actually taken. Each party agrees to hold each other party harmless from any and all claims for royalty payments asserted by its royalty owners. The term "royalty owner" shall include owners of royalty, overriding royalties, production payments, and similar interests.

                             DELIVERABILITY TESTS

     Nothing herein shall be construed to deny any party the right, from time to time, upon reasonable advance notice in writing to the operator, to produce and take or deliver to its purchaser the full well stream for a reasonable period to meet the deliverability test required by its purchaser.

                                     TAXES

     Each party shall pay, or cause to be paid, all production and severance taxes due and payable on all gas production actually taken or sold by such party.

                              LIQUID HYDROCARBONS

     All parties hereto shall share in and own the liquid hydrocarbons recovered from all gas by primary separation equipment prior to processing in a gas plant in accordance with their respective interests, as specified in the Operating Agreement, whether or not such parties are actually producing and marketing gas at such time.

                                      E-3
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                             LEASE OPERATING COSTS

     Nothing herein shall change or affect each party's obligation to pay its proportionate share of all costs and liabilities incurred in operations, as its share thereof is set forth in the Operating Agreement.

                                     TERM

     This agreement shall remain in force and effect as long as the Operating Agreement is in effect and thereafter until the gas balance accounts between the parties are settled in full and shall accrue to the benefit and be binding upon the parties hereto, their successors, representatives, and assigns.

                                    AUDITS

     Any underproduced party shall have the right for a period of two (2) years after receipt of payment pursuant to a final accounting and after giving written notice to all parties, to audit an overproduced party's accounts and records relating to such payment. Any overproduced party shall have the right for a period of two (2) years after tender of payment for unrecouped volumes and upon giving written notice to all parties, to audit an underproduced party's records as to volumes. The party conducting such audit shall bear its costs of the audit. Additionally, Operator shall have the right for a period of two (2) years after receipt of an annual statement from a Non-Operator after giving written notice to the affected Non-Operator, to audit such Non-Operator's accounts and records relating to such payment. Costs of such audit shall be borne by the joint account.

                                      E-4
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                   THERE IS NO EXHIBIT "F" TO THIS AGREEMENT

                   THERE IS NO EXHIBIT "G" TO THIS AGREEMENT


                                      G-1